Exhibit 99.1

December 10, 2020

Michael J. Coyle

Dear Mike:
We are pleased to offer you the position of President and Chief Executive Officer of iRhythm Technologies, Inc. (the “Company”) and it will be expected that you join the Company’s Board of Directors (the “Board”). In this capacity, you will be responsible for the overall management of the Company, reporting to the Board. You shall devote your best efforts and full business time, skill and attention to the performance of your duties. Your service on other boards requires advance approval of the Board and is restricted to non-competitive entities. You may engage in civic and not-for-profit activities as long as such activities do not interfere with the performance of your duties hereunder. If you decide to join us, the terms and conditions of your employment and benefits are outlined in Exhibit A. You should note that the Company may modify job titles, salaries, and benefits from time to time as it deems necessary.

In addition, if you decide to join the Company, it will be recommended by the Compensation Committee (the “Compensation Committee”) to the Company's Board of Directors (the “Board”) around February 2021, that the Company grant you equity awards with an aggregate grant date fair value of eleven million dollars ($11,000,000), consisting of the following:

1.An award of restricted stock units (“RSUs”) covering a number of shares of the Company’s common stock with an aggregate grant date fair value of $6,000,000 which will vest annually over four years at the rate of twenty-five percent (25%) per year, subject to your continuing employment through each vesting date.

2.An award of performance stock units (“PSUs”) covering a number of shares of the Company’s common stock with an aggregate grant date fair value of $5,000,000 which will vest pursuant to performance-based metrics applicable to the Company’s management team generally to be set forth in the Company’s 2021 PSU incentive program, as determined by the Compensation Committee in its sole discretion, subject to your continuing employment through the vesting date.
Each equity award will be subject to the terms and conditions of the Company's 2016 Equity Incentive Plan (as amended from time to time, the “2016 Plan”) and, as applicable, a PSU agreement or RSU agreement thereunder.

For purposes of this letter, the grant date fair value of each award will be determined in accordance with the Company’s standard equity grant practice, which typically means, with respect to awards of PSUs and RSUs, the grant date fair value will be calculated based on the thirty (30) day average closing price of the Company’s common stock as reported on the Nasdaq Global Select Market for the calendar month prior to approval, or such other methodology the Board or Compensation Committee may determine prior to the grant of the awards becoming effective.

No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant of the equity awards confer any right to continue vesting or employment.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at‑will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business

Exhibit 99.1

activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company's rules and standards. As a condition of your employment, you are also required to sign and comply with an At‑Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (“CIIAA”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non‑disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company will be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes will be resolved by a neutral arbitrator who will issue a written opinion, (iv) the arbitration will provide for adequate discovery, and (v) the Company will pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed CIIAA before your first day of employment.

To accept the Company's offer, please sign and date this letter in the space provided below. If you accept our offer, we anticipate your first day of employment will be Tuesday, January 12, 2021. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre‑employment negotiations, whether written or oral. This letter, including, but not limited to, its at‑will employment provision, may not be modified or amended except by a written agreement signed by the Chairman of the Board of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by December 13, 2020. An At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement will follow in a separate communication should you decide to accept.

We look forward to your favorable reply and to working with you at iRhythm Technologies, Inc.

Sincerely,

/s/ Abhijit Y. Talwalkar
Abhijit Y. Talwalkar
Chairman of the Board of Directors

Agreed to and accepted:
Signature:	/s/ Michael J. Coyle
Printed Name:	Michael J. Coyle
Date:	December 10, 2020

Exhibit 99.1

Exhibit A

Services and Benefits for Michael J. Coyle

Position: President and Chief Executive Officer and Director

Base Pay Rate: You will be a full-time employee, with a base rate of $660,000 annually, which will be earned and payable in substantially equal installments in accordance with the Company’s payroll policy.

Bonus: Each calendar year, you will be eligible to earn a bonus of 100% of your annual base salary at the time of bonus approval. The bonus will be based on achievement of financial targets and/or other performance objectives set by the Company, and the earned bonus will generally be paid within 90 days after the close of a calendar year. The eligible bonus amount will be prorated for any calendar quarter in which you are not employed for an entire quarter, and you must be employed on the date that your bonus, if any, is paid in order to earn and be eligible to receive the bonus.
Relocation Assistance: You will receive a one-time payment in the amount of $850,000 to use related to your relocation to the Bay Area. This bonus (the “Relocation Bonus”) will be paid in one lump sum on the next regularly scheduled pay date after you start employment with the Company, and all regular payroll taxes will be withheld. As a condition of your employment under this letter, you will be required to relocate your primary residence to the San Francisco Bay Area on or prior to October 1, 2021.

In the event your employment with the Company is terminated within 24 months of your date of hire due to your resignation without Good Reason, as defined in our Change of Control and Severance Policy, or (2) your termination for Cause, as defined in our Change of Control and Severance Policy, you will be responsible for reimbursing the Company for a portion of the full amount of the Relocation Bonus within 60 days of your employment termination date, with such portion equal to the product (rounded to the nearest whole cent) of: (i) the gross amount of the Relocation Bonus multiplied by (ii) a fraction (A) the numerator of which is equal to the difference between (x) 24 minus (y) the number of completed months you have served as the Company’s regular, full-time Chief Executive Officer as measured immediately prior to your termination date and (B) the denominator of which is 24. By your signature on this offer of employment, you authorize the Company to withhold the portion of the Relocation Bonus calculated pursuant to the prior sentence from any separation payments and/or other final pay you receive upon such termination of employment.

From January 12 through September 30, 2021, the Company will provide you with access to a corporate apartment near the Company’s headquarters. The monthly value of your access to the corporate apartment will be treated as compensation to you and subject to applicable withholdings (such value, the “Apartment Benefit”). In addition, in order to make the Apartment Benefit tax neutral to you, the Company will provide to you an amount or amounts (the “Tax Neutrality Payment”), determined by the Company after consultation with you, to be necessary to pay federal, state, local and non-U.S. income and employment taxes, if any, incurred by you (i) arising as a result of the Apartment Benefit, and (ii) arising from the payments made to you pursuant to this sentence. The Tax Neutrality Payment will be calculated by the Company based on the highest marginal rates actually in effect for you at the time or times the applicable taxes related to the Apartment Benefit are due, and the Company’s determination of the Tax Neutrality Payment will be final and binding. The Tax Neutrality Payment will be paid either to you or to the relevant taxing authorities on your behalf, or a combination thereof, as soon as practicable following the date such amounts are due to the applicable taxing authorities, and may be paid in installments as due. The Tax Neutrality Payment is intended to be a payment described in Treasury Regulation 1.409A-3(i)(1)(v), and as such in all events will be paid no later than the end of your taxable year next following your taxable year in which you are required to remit the related taxes to the taxing authorities.

Benefits and Expenses: You will be entitled to participate in the benefit plans and programs generally available from time to time to employees of the Company, subject to the terms of such plans and programs. This includes four weeks per year of Paid Time Off, in addition to specified Holidays, among other benefits.

Severance: You may be eligible to receive severance benefits in the event your employment is terminated under certain conditions pursuant to the terms of our Change of Control and Severance Policy and a participation agreement thereunder.